EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE


Corey M. Horowitz, Chairman and CEO

Network-1 Security Solutions, Inc.

(212) 829-5770



                  NETWORK-1 REPORTS FIRST QUARTER 2006 RESULTS


     NEW YORK, NEW YORK MAY 15, 2006-- Network-1 Security Solutions, Inc. (OTC
BB: NSSI) today announced financial results for the quarter ended March 31, 2006. Network-1 reported a net loss of ($316,000) for the first quarter ended March 31, 2006 as compared to a net loss of ($731,000) for the first quarter ended March 31, 2005. Included in net loss for the quarter ended March 31, 2005 was an expense of $500,000 incurred in connection with the Company's payment of additional purchase price for certain patents ("Patents") acquired in November 2003 from Merlot Communications, Inc.

     Network-1 had no revenues during the quarter ended March 31, 2006. Net loss attributable to common stockholders for the quarter ended March 31, 2006 was $(316,000) or $(0.02) per share as compared to a net loss attributable to common stockholders of ($737,000) or ($0.04) per share for the quarter ended March 31, 2005.

     During the first quarter ended March 31, 2006 warrants to purchase 1,352,052 shares of common stock were exercised resulting in aggregate proceeds to the Company of $1,493,726. At March 31, 2006, the Company had approximately $2,042,000 in cash and cash equivalents which management believes will be sufficient to fund its operations until December 2007.

     Network-1's patent infringement litigation against D-Link Systems Inc. and its corporate parent D-Link Corporation, Inc. of Taiwan involving the Company's Remote Power Patent is proceeding on a timely basis in the United States District Court for the Eastern District of Texas, Tyler Division. At a case management conference held during the first quarter, Judge Leonard Davis set a Markman hearing date on claim construction for September 19, 2006 and set a trial date of March 7, 2007.

     "We are pleased with the progress of our litigation in Texas", commented Corey M. Horowitz, Chairman and CEO of Network-1. "It is important to recognize that the Markman hearing will be a significant event as we proceed to trial in March, 2007. While the outcome of the litigation is still uncertain, we have taken all the necessary steps to ensure that our case will proceed in a timely manner and that we have the capital required to protect our intellectual property."

     The Remote Power Patent relates to, among other things, the delivery of power over Ethernet cables in order to remotely power network connected devices including, among others, wireless switches, wireless access points, RFID card readers, VOIP telephones and network cameras. In June 2003, the Institute of Electrical and Electronic Engineers (IEEE) approved the IEEE 802.3af Power over Ethernet ("PoE") standard (the "Standard") which has led to the rapid adoption of PoE. According to industry analysts, annual revenues for several of the markets adopting this technology each exceed or are projected to exceed $1 billion.

ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks. The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 17, 2001 and expires on March 7, 2020.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-QSB FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2006 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.

INVESTOR CONTACT:

     Alliance Advisors, LLC
     Alan Sheinwald, 914-244-0062
     asheinwald@allianceadvisors.net
     -------------------------------



The condensed statements of operations and condensed balance sheets are attached.

Network-1 Security Solutions, Inc.
CONDENSED STATEMENTS OF OPERATIONS

                                                      Quarter Ended March 31,
                                                       2006            2005
                                                   ------------    ------------
Total operating expenses                           $    328,000    $    738,000
                                                   ------------    ------------

Net loss                                           $   (316,000)   $   (731,000)
                                                   ============    ============

Net Loss attributable to common stockholders       $   (316,000)   $   (737,000)


Per Common Share - Basic and Diluted
      Net Loss available to common stockholders    $      (0.02)   $      (0.04)
                                                   ------------    ------------

Weighted average number of shares
      outstanding - basic and diluted                17,832,787      17,617,572
                                                   ============    ============

CONDENSED BALANCE SHEET AS OF 3/31/06



Cash and cash equivalents                                     $2,042,000
                                                              ==========

   Total current assets                                       $2,104,000
                                                              ==========

   Total assets                                               $2,194,000
                                                              ==========

   Total current liabilities                                  $  216,000
                                                              ==========

   Total long term liabilities                                $      -0-
                                                              ==========

   Total stockholders' equity                                 $1,978,000
                                                              ==========